Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT, effective as of the 1st day of January, 2009 (this “Agreement”), by and between UNITED STATES LIME & MINERALS, INC., a Texas corporation (herein, together with its successors and permitted assigns, “Employer”) and TIMOTHY W. BYRNE (“Employee”).
WITNESSETH
     WHEREAS, Employee has been employed by Employer pursuant to an agreement dated as of May 2, 2003, as amended by Amendment No. 1, dated as of December 29, 2006;
     WHEREAS, Employer and Employee have agreed to amend and restate their agreement as set forth herein; and
     WHEREAS, Employer desires to continue to employ Employee, and Employee desires to continue to be so employed, on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Employer and Employee hereby agree as follows:
     1. Employment.
          (a) Employer hereby employs Employee to serve, subject to the supervision and control of Employer’s Board of Directors (the “Board”), as Employer’s President and Chief Executive Officer (“CEO”), and to undertake and discharge, in accordance with the terms and conditions of this Agreement, such duties, functions, and responsibilities for Employer and its subsidiaries as are from time to time assigned to Employee by the Board.
          (b) Employer hereby agrees to use its best efforts to cause the Board to nominate, and the shareholders of Employer to elect, Employee as a director of Employer (“Director”) at each successive annual meeting of shareholders of Employer for so long as Employee serves as CEO. Employer hereby also agrees to use its best efforts to cause the Board to name Employee to the Executive Committee of the Board for so long as Employee serves as a Director and CEO.
     2. Term; Termination of Employment.
          (a) Employee’s employment under this Agreement shall commence as of January 1, 2009, and shall continue until December 31, 2013, and for successive one-year periods thereafter (the “Employment Term”), unless either Employee or Employer gives at least one-year’s prior written notice of intent not to renew the Employment Term, or Employee’s employment is terminated earlier by Employee or Employer as hereinafter provided. Imme-

diately upon termination of Employee’s employment hereunder for any reason (other than death), Employee hereby agrees to resign as a Director and as a director, officer, employee, and agent of each of Employer’s subsidiaries.
          (b) Employee may terminate his employment under this Agreement, at any time, by giving at least three (3) months’ prior written notice of such termination to Employer. In the event that Employee terminates his employment under this Agreement prior to, or later than nine (9) months after, a Change in Control (as defined below), Employee shall be entitled to two (2) months’ additional Base Salary (as defined below) paid in a lump-sum, net of withholding for all applicable taxes and other amounts which may properly be withheld, at the end of the three (3) months’ notice period; such additional Base Salary shall, subject to the provisions of subsection 4(b), be paid on the thirtieth (30th) day after the day of such termination. In the event that Employee terminates his employment under this Agreement within nine (9) months after a Change in Control, Employee shall be entitled to a Severance Payment (as defined below) in the amount set forth in paragraph 2(f)(3).
          (c) Employer may terminate Employee’s employment under this Agreement, at any time, for any reason or for no reason, immediately by giving written notice to Employee. In the event that Employer terminates Employee’s employment under this Agreement for Cause (as defined below), Employee shall be entitled to no additional Base Salary or Severance Payment. In the event that Employer terminates Employee’s employment under this Agreement without Cause, Employee shall be entitled to a Severance Payment in the amount and under the circumstances set forth in paragraphs 2(f)(2) and (3). For purposes of this Agreement, “Cause” shall be deemed to exist if (1) Employee commits fraud, theft, larceny, or any other crime (other than minor misdemeanors); (2) Employee fails or refuses to obey lawful instructions of the Board or of any committee thereof or commits any willful misconduct or disloyalty; (3) Employee is guilty of habitual insobriety, habitual inattention to his duties, functions, or responsibilities, or repeated negligence in the performance of his duties, functions, or responsibilities; or (4) Employee otherwise commits a material breach of this Agreement.
          (d) Employee’s employment under this Agreement shall terminate automatically upon the death or Disability (as defined below) of Employee or upon the expiration of the Employment Term after Employee or Employer has given the notice of non-renewal provided for in subsection 2(a). For purposes of this subsection 2(d), Employee shall be deemed to be Disabled when he is disabled within the meaning of Employer’s long-term disability policy or program as in effect for executive officers at that time. In the event that Employee’s employment under this Agreement terminates due to death, Disability or, except as provided in paragraph 2(f)(2) or (f)(3) after a Change in Control, non-renewal of the Employment Term pursuant to subsection 2(a), Employee shall be entitled to no additional Base Salary or Severance Payment.
          (e) Upon any termination of Employee’s employment under this Agreement, Employee, his personal representatives, or his estate, as the case may be, shall be entitled to receive, in addition to any additional Base Salary pursuant to subsection 2(b) or Severance Payment pursuant to subsection 2(f), reimbursement of all Employee expenses reimbursable by Employer hereunder, and payment of all Base Salary, Benefits (as defined below), and Bonuses

(as defined below) paid or provided to or earned by Employee hereunder, in respect of Employee’s service through the date of such termination.
          (f) (1) In the event that Employer terminates Employee’s employment under this Agreement without Cause pursuant to subsection 2(a) after a Change in Control or subsection 2(c), or Employee terminates his employment under this Agreement within nine (9) months after a Change in Control pursuant to subsection 2(a) or (b), Employee shall be entitled to receive a severance payment (the “Severance Payment”) in the amount and under the circumstances set forth in this subsection 2(f). In all events, the Severance Payment shall be paid in a lump-sum, net of withholding for all applicable taxes and other amounts which may be properly withheld; shall, subject to the provisions of subsection 4(b), be paid on the thirtieth (30th) day following the day of such termination; and shall be calculated based upon Employer’s annual out-of-pocket costs to provide the Base Salary, Benefits, and Bonuses, with no discounting for present value, no tax gross-up, and no effort to pay for or otherwise provide comparable Benefits to Employee. For purposes of this subsection 2(f), “Bonuses” shall mean the aggregate of the EBITDA Bonus and Discretionary Bonus (as defined below) earned or awarded in respect of the last full year during which Employee was employed under this Agreement immediately preceding Employee’s termination, and shall be separate and apart from the payment of any EBITDA Bonus or Discretionary Bonus paid or earned in respect of that last full year and from any Bonuses to which Employee may be entitled for the year in which the termination occurs. For purposes of this Agreement, a “Change in Control” shall be deemed to occur if, but only if, (a) Inberdon Enterprises Ltd. (“Inberdon”) and its affiliates and associates, on a collective basis, cease to beneficially own, directly or indirectly, at least forty percent (40%) of the then-outstanding common stock of Employer, or (b) the current shareholders of Inberdon and their affiliates and associates, on a collective basis, cease to beneficially own, directly or indirectly, at least fifty percent (50%) of the then-outstanding common stock of Inberdon.
               (2) In the event that Employer terminates Employee’s employment under this Agreement without Cause pursuant to subsection 2(c) prior to a Change in Control or pursuant to subsection 2(a) or (c) after two (2) years after a Change in Control, then Employee shall be entitled to a Severance Payment equal to two (2) times the annual amount of his then-current Base Salary, Benefits, and Bonuses.
               (3) In the event that Employer terminates Employee’s employment under this Agreement without Cause within two (2) years after a Change in Control pursuant to subsection 2(a) or (c), or Employee terminates his employment under this Agreement within nine (9) months after a Change in Control pursuant to subsection 2(a) or (b), then Employee shall be entitled to a Severance Payment equal to three (3) times the annual amount of his then-current Base Salary, Benefits, and Bonuses.
               (4) In the event that a Severance Payment payable to Employee under paragraph 2(f)(2) or (f)(3), considered either alone or in conjunction with any other payments or benefits paid or provided under this Agreement or any other agreement or arrangement between Employee and Employer that are contingent upon a Change in Control, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii), but for this sentence, be subject to the excise tax imposed by

Section 4999 of the Code (the “Excise Tax”), then such Severance Payment shall be reduced so that Employee shall receive the largest amount of the Payment that would result in no portion of the Payment being subject to the Excise Tax. In application, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code.
               (5) Employee hereby acknowledges and agrees that any additional Base Salary or Severance Payment paid herein shall be in full and total satisfaction and settlement of any and all claims, suits, demands, judgments, actions, and causes of action, of whatever nature, which at the time of such termination Employee then has or may have against Employer or any affiliate, subsidiary, Director, officer, employee, agent, or shareholder of Employer or of any of its subsidiaries, arising by virtue of any thing whatsoever, including without limitation claims based upon this Agreement, claims based upon other agreements, claims based upon quasi-contract, claims sounding in tort, employment discrimination claims, claims under the Employee Retirement Income Security Act of 1974, and claims under any other federal, state, or local statute, regulation, or common law. Employee and Employer hereby further agree that, except in the case of a termination of Employee’s employment under this Agreement governed by paragraph 2(f)(2) or (f)(3) after a Change in Control, prior to payment by Employer of any additional Base Salary or Severance Payment Employee and Employer shall each execute and deliver irrevocable mutual general releases of Employer and all affiliates, subsidiaries, Directors, officers, employees, agents, and shareholders of Employer and all of its subsidiaries, and of Employee and his heirs and personal representatives, releasing Employer, Employee, and such persons from all such claims, in form and content reasonably acceptable to Employer, Employee, and their respective counsel.
     3. Compensation.
          (a) Each year of Employee’s employment under this Agreement, commencing with 2009 through the final year of the Employment Term, Employer shall pay Employee a salary (the “Base Salary”) at an annual rate of at least U.S. $350,000 per annum. During the first (1st) quarter of each year during Employee’s employment under this Agreement, commencing with 2010 through the final year of the Employment Term, the Compensation Committee of the Board shall review and may, in its discretion, increase the Base Salary, in each case effective retroactive to January 1 of that year. The Base Salary shall be payable on a periodic basis, in arrears, in accordance with Employer’s customary payroll practices for its executives from time to time, net of withholding for all applicable taxes and other amounts which may be properly withheld.
          (b) Subject to approval of the amendment and restatement of Employer’s 2001 Long-Term Incentive Plan by the shareholders of Employer at Employer’s 2009 Annual Meeting of Shareholders (as so amended and restated, the “Amended and Restated LTIP”), Employee shall, effective January 1, 2009, be granted cash performance bonus opportunities under the Amended and Restated LTIP, based on the attainment of performance targets related to specified levels of EBITDA (the “EBITDA Bonus”), with respect to each year of Employee’s employment under this Agreement, commencing with 2009 through the final year of the Employment Term. The terms and conditions of the EBITDA Bonuses are set forth in the Cash Performance Bonus Award Agreement attached hereto as Exhibit A. Employer hereby represents and warrants that the Compensation Committee of the Board has approved the Cash Performance Bonus Award Agreement, including the terms and conditions of the EBITDA Bonuses set forth therein, and hereby agrees to use its best efforts to cause the shareholders of Employer to approve the Amended and Restated LTIP at Employer’s 2009 Annual Meeting of Shareholders.
          (c) In addition to the EBITDA Bonuses, if any, Employee shall also be paid such additional bonuses, from time to time, as the Compensation Committee of the Board may in its discretion determine (a “Discretionary Bonus”). Discretionary Bonuses, if any, shall be paid in such form as the Compensation Committee of the Board may in its discretion determine, net of withholding for all applicable taxes and other amounts which may be properly withheld.
          (d) During the course of his employment under this Agreement, Employee shall be entitled to participate in all employee health insurance, life insurance, sick leave, long-term disability, and other fringe benefit programs of Employer, to the extent and on the same terms and conditions (subject, however, to the terms and conditions of any such programs) as from time to time are afforded other employees serving as executive officers of Employer (the “Benefits”). As a part of the Benefits, Employee shall also be entitled (1) to an annual contribution of at least U.S. $50,000, to be paid by Employer on January 1 of each year during Employee’s employment under this Agreement, commencing with 2009 through the final year of the Employment Term, to fund a life insurance/retirement/savings arrangement for Employee, and (2) to have Employer pay annual/periodic club membership dues/assessments for a single country club/social club membership in the Dallas, Texas area, during Employee’s employment under this Agreement.
          (e) Employee shall also be entitled to at least four (4) weeks’ paid vacation each calendar year, at times to be mutually agreed upon between Employee and the Executive Committee of the Board.
          (f) Employer hereby agrees to use its best efforts to cause the Compensation Committee of the Board to grant to Employee, effective on the last business day of each fiscal year of Employer during Employee’s employment under this Agreement, at least (1) 7,500 stock options, with an exercise price equal to the fair market value of a share of Employer’s common stock on such date, in each year commencing with 2009 through the final year of the Employment Term, and (2) 8,000 shares of restricted stock in 2009, 8,500 shares of restricted stock in 2010, 9,000 shares of restricted stock in 2011, 9,500 shares of restricted stock in 2012, and 10,000 shares of restricted stock in each year commencing with 2013 through the final year of the Employment Term. The options granted pursuant to this subsection 3(f) shall all vest on the date of grant. One-half (1/2) of the shares of restricted stock granted pursuant to this subsection 3(f) shall vest on the six-month anniversary of the date of grant, and the remaining one-half (1/2) of the shares of restricted stock shall vest on the 12-month anniversary of the date of grant.
          (g) Employer shall reimburse Employee for expenses reasonably paid or incurred by Employee in connection with the performance of his duties, functions, and responsibilities under this Agreement, provided that Employee shall document all such expenses in accordance with Employer’s procedures in effect from time to time. In addition, Employer shall provide to Employee in Texas the use of a late model motor vehicle suitable to Employee’s executive position and shall pay the reasonable costs of maintaining and operating such vehicle pursuant to the customary practices of Employer. Such vehicle shall promptly be returned to Employer, in the same condition as provided to Employee, reasonable wear and tear excepted, upon the termination of Employee’s employment for any reason.
          (h) In respect of Employee’s employment under this Agreement and his service as a Director, Employer shall maintain directors’ and officers’ liability insurance having coverage limits at least as high as presently being maintained by Employer if the same shall be reasonably available in the judgment of the Board.
     4. Application of Section 409A of the Code.
          (a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full (to the extent not paid in part at an earlier date) at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon the Employee’s “separation from service” (within the meaning of such term under Section 409A), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of any payment, except as permitted under Section 409A.
          (b) Notwithstanding anything in this Agreement to the contrary, if, at the time of Employee’s termination of employment under this Agreement, Employer has securities which are publicly traded on an established securities market and Employee is a “specified employee” (as such term is defined in Section 409A), and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A, then Employer shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee), until the first payroll date that occurs after the date that is six (6) months following the day of Employee’s “separation from service.” If Employee dies during the postponement period prior to the payment of any postponed amount, the amounts postponed on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the day of Employee’s death.
          (c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     5. Confidential Information. Employee hereby agrees that he shall not, during his employment under this Agreement or at any time thereafter, furnish, disclose, or reveal to any third party, firm, or person (except in the course of, and only to the extent required for, the proper performance of his duties, functions, and responsibilities hereunder), nor use or appropriate to his own personal use or benefit or permit any third party, firm, or other person to use or benefit from, any information of any kind or character related in any manner to Employer or its affiliates or subsidiaries, including without limitation information with respect to it or their financial condition, products, businesses, operations, plans, employees, customers, suppliers, vendors, or prospective employees, customers, suppliers, or vendors, whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others (“Confidential Information”). Upon the termination of his employment under this Agreement for any reason, Employee shall promptly return to Employer all papers, documents, films, blueprints, drawings, magnetic tapes, diskettes, and other storage media (of any kind) in his possession either containing or reflecting Confidential Information, or otherwise relating to Employer or any of its affiliates or subsidiaries, and shall not retain copies thereof.
     6. Covenant Not To Compete; No Raid or Solicitation.
          (a) Employee agrees that, without the prior written consent of Employer, he shall not, during his employment under this Agreement, and for one (1) year following Employee’s termination of his employment pursuant to subsection 2(b) other than within nine (9) months after a Change in Control, for six (6) months following the expiration of the Employment Term as a result of Employee’s notice of non-renewal given pursuant to subsection 2(a), for six (6) months following Employer’s termination of Employee’s employment pursuant to subsection 2(c) for Cause, for three (3) months following Employee’s termination of his employment pursuant to subsection 2(b) within nine (9) months after a Change in Control, and for three (3) months following Employer’s termination of Employee’s employment pursuant to subsection 2(c) without Cause (collectively, the “Noncompetition Period”), engage or participate, directly or indirectly, whether as an owner, partner, limited partner, member, director, officer, employee, agent, consultant, or representative, in any business or other enterprise competing, directly or indirectly, with Employer or any of its affiliates or subsidiaries, whether now existing or hereafter created or acquired (all the foregoing being collectively referred to herein as the “Companies”), within the Noncompetition Areas (as defined below). A business or other enterprise shall be deemed to be “competing” with the Companies if, within any Noncompetition Area, it conducts (1) any line of business which the Companies, or any of them, then conducts or has conducted within such Noncompetition Area at any time within the one (1) year preceding the date of termination of Employee’s employment; and (2) any line of business which the Companies, or any of them, plans, as of the date of termination of Employee’s employment, to enter within such Noncompetition Area within the one-year period following the termination of Employee’s employment. For purposes of this Agreement, the term “Noncompetition Areas” shall mean all those geographic areas where the Companies, or any of them, is doing business or competing for business at the date of termination of Employee’s employment for any reason. For purposes of this subsection 6(a), a business enterprise shall be deemed to be conducting “business” within the Noncompetition Areas if it maintains manufacturing, production, mining, quarrying, sales, or distribution facilities within the Noncompetition Areas, or solicits or services customers located within such Noncompetition Areas. Notwithstanding anything to the contrary contained in this subsection 6(a), the described restrictions on Employee’s activities shall not be deemed to include Employee’s direct or indirect beneficial ownership of any equity securities in a publicly traded business or other entity, which securities do not constitute more than two percent (2%) of the relevant class of equity security issued and outstanding, or give Employee “control” (as such term is used in the Securities Act of 1933 and the rules and regulations promulgated thereunder) of such entity.
          (b) During the Noncompetition Period, Employee shall also not, either alone or with or on behalf of any third party, firm, or other person, solicit, induce, or influence any third party, firm, or other person to: (1) solicit, divert, take away, or induce customers (wherever located) of any of the Companies to avail themselves of the services or products of others which are competitive with those of any of the Companies, or sell or furnish or seek to sell or furnish such services or products to such customers; or (2) solicit, divert, take away, or induce any employee of any of the Companies to leave the employ of the Companies, or hire or employ or seek to hire or employ any person who, at any time within six (6) months preceding such action, was an employee of any of the Companies. For purposes of this subsection 6(b), the term “customers” shall include any and all individuals, business organizations and entities, and governmental agencies, no matter how organized and regardless of whether they are organized for profit or not, with which any of the Companies has or had agreements, contracts, or arrangements, to which any of the Companies has sold any product or provided any service, or with which any of the Companies has conducted business negotiations, in each such case at any time within three (3) years prior to the termination of Employee’s employment under this Agreement.
          (c) In the event that any court of competent jurisdiction shall determine that any restriction on Employee contained in this Section 6 is illegal, invalid, or unenforceable by reason of the nature, scope, temporal period, or geographic area of such restriction, or for any other reason, the parties agree that such restriction shall be modified and reformed to the minimum extent necessary so that such restriction, as so modified and reformed, shall be legal, valid, and enforceable in such jurisdiction. In such event, such restriction as so modified and reformed shall continue in effect in such jurisdiction, and such restriction, as existing prior to such modification and reformation, shall continue in full force and effect in all other jurisdictions. It is the intention of the parties that all restrictions on Employee contained herein shall be enforceable for the benefit of Employer to the maximum possible extent.
     7. Enforcement.
          (a) Employee recognizes and agrees that, in the event of a breach of any of the provisions of Section 5 or 6 by Employee, Employer may suffer irreparable harm and not have an adequate remedy at law. Accordingly, Employee hereby agrees that, in the event of a breach or threatened breach by Employee of any of the provisions contained in such Sections,

Employer shall be entitled, in addition to all other remedies which may be available to Employer, to equitable relief, including without limitation enforcement of such provision by temporary restraining order, preliminary and permanent injunction, and decree of specific performance.
          (b) Except as set forth in subsection 7(a), any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by binding arbitration in the city in which Employer’s principal executive offices are located in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties hereby agree to be bound by the decision of the arbitrator(s).
     8. Governing Law. This Agreement and the employment relationship between Employer and Employee hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law rules thereof, and applicable federal law.
     9. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable (and, with respect to provisions contained in Section 6, cannot be modified and reformed pursuant to subsection 6(c) such that such provision is thereafter legal, valid, and enforceable), such provision shall be severed and stricken from this Agreement, and in all other respects this Agreement shall remain in full force and effect.
     10. Only Agreement; Amendments. This Agreement, including the Cash Performance Bonus Award Agreement attached hereto as Exhibit A, constitutes the only agreement between Employer and Employee concerning the within subject matter, and supersedes any and all prior oral or written communications between Employer and Employee regarding the within subject matter. No amendment, modification, or supplement to this Agreement shall be effective, unless it is in writing and signed by Employer and Employee.
     11. Agreement Binding; Successors and Assigns. This Agreement has been duly authorized on behalf of Employer by the Board. This Agreement is personal in nature, and no party hereto shall assign or transfer this Agreement or any of its or his respective rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding upon Employer and Employee and their respective heirs, successors, and permitted assigns.
     12. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by certified or registered mail, return receipt requested, or by overnight courier, at the address set forth opposite the intended recipient’s name below. Either party may by notice to the other party hereto change the address of the party to whom notice is to be given. The date of notice shall be the date delivered, if delivered in person, or the date received, if delivered by mail or overnight courier.
     13. Waiver. No waiver by any party to this Agreement of any violation, breach, or default shall be effective unless the same shall be in writing and signed. No waiver by any party of any violation, breach, or default shall be construed to constitute a waiver of or consent to the present or future violation, breach, or default of the same or of any other provision hereof.
     14. No Reliance; Review by Attorney. Employee hereby acknowledges and represents that he has had full opportunity to review financial statements and other documents relating to Employer and to ask questions of Employer concerning its condition, financial and otherwise, business, and prospects, but has relied solely upon his independent analysis of Employer in deciding to execute this Agreement, having received no representations or warranties from Employer concerning its condition, financial or otherwise, business, or prospects. In addition, Employee acknowledges and represents that he has had full opportunity to review the terms and conditions of this Agreement with an attorney, that he is executing this Agreement with full knowledge of the legal effect thereof after advice of counsel, and that his execution of this Agreement and the performance of his duties, functions, and responsibilities hereunder will not conflict with, violate, breach, or constitute a default under any law, ordinance, or regulation or any agreement, arrangement, or understanding to which he is bound.
     IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the date first set forth above.

UNITED STATES LIME & MINERALS, INC.

Employer’s Address:	By:	/s/ Edward A. Odishaw

United States Lime & Minerals, Inc.		Edward A. Odishaw
5429 LBJ Freeway		Vice Chairman of the Board of Directors
Suite 230
Dallas, TX 75240

EMPLOYEE

Employee’s Address:	/s/ Timothy W. Byrne

Timothy W. Byrne	Timothy W. Byrne
c/o United States Lime & Minerals, Inc.
5429 LBJ Freeway
Suite 230
Dallas, TX 75240	Witness:

/s/ M. Michael Owens

Exhibit A
UNITED STATES LIME & MINERALS, INC.
AMENDED AND RESTATED 2001 LONG-TERM INCENTIVE PLAN
CASH PERFORMANCE BONUS AWARD AGREEMENT
     AGREEMENT, dated as of January 1, 2009 (the “Grant Date”), between United States Lime & Minerals, Inc., a Texas corporation (the “Company”), and Timothy W. Byrne (the “Employee”).
     WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has granted successive annual cash performance bonus opportunities (the “Cash Performance Bonus Award”) to the Employee, effective on the Grant Date, under the Company’s Amended and Restated 2001 Long-Term Incentive Plan (the “Amended and Restated LTIP”), subject to approval of the Amended and Restated LTIP by the shareholders of the Company at the Company’s 2009 Annual Meeting of Shareholders, in furtherance of the purposes of the Amended and Restated LTIP and in recognition of the Employee’s services as an employee of the Company and/or its subsidiaries; and
     WHEREAS, the Company desires to memorialize the grant of the Cash Performance Bonus Award to the Employee and set forth the terms and conditions of such Award, and the Employee desires to memorialize his acceptance of such Award and the terms and conditions thereof, as set forth in this Cash Performance Bonus Award Agreement (this “Agreement”);
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:
     1. Grant of Cash Performance Bonus Award. The Company hereby confirms the grant, subject to approval of the Amended and Restated LTIP by the shareholders of the Company at the Company’s 2009 Annual Meeting of Shareholders, of a Cash Performance Bonus Award (an “EBITDA Bonus”) under Section 6(i) of the Amended and Restated LTIP to the Employee, effective on the Grant Date, with respect to the Company’s 2009 fiscal year, and each fiscal year thereafter of the Employee’s employment under that certain Employment Agreement, dated as of January 1, 2009 (the “Employment Agreement”), between the Company and the Employee. Each EBITDA Bonus is intended to be a performance-based Award under Section 7(f) of the Amended and Restated LTIP. The EBITDA Bonus for each year (each a “Performance Year”) shall be calculated and paid as follows:
     (a) Full Performance Year EBITDA Targets and Bonus Opportunities. The EBITDA Bonus for each full Performance Year of the Employee’s employment shall be calculated based on the following EBITDA Targets and Bonus Opportunities for such full

Performance Year (prorated between breakpoints), determined as of December 31 of the Performance Year:

EBITDA	EBITDA Bonus
Targets	Opportunities
$22,000,000	$100,000
$25,000,000	$175,000
$27,000,000	$250,000
$29,000,000	$300,000
$31,000,000 and above	$350,000 (or, if greater, the Employee’s base salary as of January 1 of the Performance Year)
If an EBITDA Target is met for the full Performance Year, the corresponding EBITDA Bonus shall be paid to the Employee on the first to occur of the fifteenth (15th) day after the day on which the Company publicly announces its fiscal year-end results for the Performance Year, or the ninetieth (90th) day after the end of such Performance Year.
     (b) EBITDA Bonus in the Event of a Termination of Employment During the Performance Year.
          (i) If the Employee’s employment terminates during the Performance Year for any reason after November 14 of the Performance Year, the EBITDA Bonus shall be calculated and paid for the full Performance Year as provided in subsection 1(a).
          (ii) If the Employee’s employment terminates between July 1 and November 14 of the Performance Year other than due to death or Disability (as defined below), a proportional EBITDA Bonus for the Performance Year (a “Proportional EBITDA Bonus”) shall be calculated and paid to the Employee at the same time as the full Performance Year EBITDA Bonus would have been paid under subsection 1(a), but if and only if an EBITDA Target is met for the full Performance Year. The Proportional EBITDA Bonus under this paragraph (ii) shall be calculated as follows:
(A)	Determine the EBITDA Target actually met for the full Performance Year and the corresponding EBITDA Bonus Opportunity amount (the “Full-Year Actual Bonus Opportunity”);

(B)	Determine the fiscal quarter end closest to the termination date (irrespective of whether, in the case of September 30, such fiscal quarter end is before or after such termination date);

(C)	If the closest fiscal quarter end is June 30, take 50%, and if it is September 30, take 75%; and

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(D)	Multiply such percentage times the Full-Year Actual Bonus Opportunity to determine the Proportional EBITDA Bonus.
          (iii) If the Employee’s employment terminates between July 1 and November 14 of the Performance Year due to death or Disability, a Proportional EBITDA Bonus shall be calculated and paid to the Employee or his personal representative, without regard to whether an EBITDA Target is met for the full Performance Year, on the later to occur of the fifteenth (15th) day after the day on which the Employee’s employment terminates, or the fifteenth (15th) day after the day on which the Company publicly announces its fiscal quarter-end results for the applicable fiscal quarter. The Proportional EBITDA Bonus under this paragraph (iii) shall be calculated as follows:
(A)	Determine the fiscal quarter end closest to the termination date (irrespective of whether, in the case of September 30, such fiscal quarter end is before or after such termination date);

(B)	If the closest fiscal quarter end is June 30, take 50%, and if it is September 30, take 75%;

(C)	Multiply such percentage times the EBITDA Targets and the corresponding EBITDA Bonus Opportunities for the full Performance Year set forth in subsection 1(a) to determine the Proportional EBITDA Targets and Proportional EBITDA Bonus Opportunities, respectively;

(D)	Determine the EBITDA actually achieved for the Performance Year through the applicable fiscal quarter end (the “Actual Proportional EBITDA”); and

(E)	Then calculate the Proportional EBITDA Bonus earned with respect to the Actual Proportional EBITDA in the same manner as in the case of a full Performance Year, substituting the Proportional EBITDA Targets and Proportional EBITDA Bonus Opportunities for the full Performance Year EBITDA Targets and full Performance Year EBITDA Bonus Opportunities, respectively.
          (iv) If the Employee’s employment terminates for any reason on or before June 30 of the Performance Year, no Proportional EBITDA Bonus shall be paid for such Performance Year.
          (v) For purposes of this subsection (b), the Employee shall be deemed to have terminated due to Disability if, at the time of his termination, the Employee is disabled within the meaning of the Employer’s long-term disability policy or program as in effect for executive officers at that time.

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     (c) Effect of Change in Control Upon EBITDA Bonus. A Change in Control shall have no effect on the calculation or payment of any EBITDA Bonus under subsections (a) and (b)(i) or any Proportional EBITDA Bonus under subsections (b)(ii) and (b)(iii).
     (d) Section 409A. Notwithstanding anything in this Agreement to the contrary, if, at the time of the Employee’s termination of employment, the Company has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as such term is defined in Section 409A of the Code), and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee), until the first payroll date that occurs after the date that is six (6) months following the day of the Employee’s “separation from service” (within the meaning of such term under Section 409A). If the Employee dies during the postponement period prior to the payment of any postponed amount, the amounts postponed on account of Section 409A shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the day of the Employee’s death.
     2. Incorporation of the Amended and Restated LTIP by Reference. The Cash Performance Bonus Award has been granted to the Employee under the Amended and Restated LTIP, a copy of which has been previously provided to the Employee. All of the terms, conditions, and other provisions of the Amended and Restated LTIP are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Amended and Restated LTIP. If there is any conflict between the provisions of this Agreement and the provisions of the Amended and Restated LTIP, the provisions of the Amended and Restated LTIP shall govern. The Employee hereby acknowledges such prior receipt of a copy of the Amended and Restated LTIP and agrees to be bound by all of the terms and provisions thereof, all rules and regulations adopted from time to time thereunder, and all decisions and determinations of the Committee made from time to time thereunder.
     3. Taxes. Section 8(d) of the Amended and Restated LTIP shall govern withholding and other tax arrangements with respect to the obligation to satisfy the requirements of federal, state, and local tax law to withhold taxes or other amounts with respect to any EBITDA Bonus or Proportional EBITDA Bonus.
     4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and applicable federal law.
     5. Miscellaneous. This Agreement shall be binding upon the heirs, executors, personal representatives, administrators, and successors of the parties. This Agreement, the Amended and Restated LTIP, and the Employment Agreement constitute the entire agreement between the parties with respect to the Cash Performance Bonus Award, and supersede any prior

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agreements or documents with respect thereto. This Agreement may only be amended by a writing executed by both parties.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE:	UNITED STATES LIME & MINERALS, INC.

/s/ Timothy W. Byrne	By:	/s/ Edward A. Odishaw

Address:
Edward A. Odishaw
Timothy W. Byrne		Vice Chairman of the Board of Directors
c/o United States Lime & Minerals, Inc.		c/o United States Lime & Minerals, Inc.
5429 LBJ Freeway		5429 LBJ Freeway
Suite 230		Suite 230
Dallas, TX 75240		Dallas, TX 75240

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